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                                                                    Exhibit 2(e)

                             AMENDED PROMISSORY NOTE
                              DATED AUGUST 11, 1999


1. FOR VALUE RECEIVED, the undersigned AFP Imaging Corporation, a New York corporation, (hereinafter referred to as "Maker"), promises to pay to the order of ACG Nystromgruppen AB (reg. No 556030-0914), a Swedish corporation, or any successor Holder(s) hereof from time to time, (being hereinafter referred to as "Holder"), the principal sum of USD $800,000 with interest thereon, or on so much thereof as is from time to time outstanding and unpaid, at the rate hereinafter set forth, such principal and interest to be paid as follows:

2. From and after the date hereof interest on the unpaid balance shall be at a rate per annum (rounded downwards to the nearest 1/16 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for one year deposits in US dollars at approximately 11:00 am (London Time) (the "Libor Rate") on April 17, 1999 plus two percent, payable quarterly, beginning on the following date of September 30, 1999. The interest shall be calculated on the basis of a 365 day year and the actual number of days elapsed. The interest rate shall be reset annually in accordance with the above using the Labor Rate on April 17, 2000 and each April 17th thereafter for the following 360 day period.

3. The principal sum shall be repaid in 36 equal monthly installments beginning on May 17, 2003 and the final payment on April 17, 2006.

4. Each payment by Maker under this Promissory Note shall be made by 4:00 pm Swedish time on the date that payment is due, to the Holder by deposit to such bank account as the Holder have designated by notice to Maker. Each payment under this Promissory Note shall be made in USD.

5. This Promissory Note may be prepaid in whole or in part at any time or from time to time without penalty or premium.

6. Payments due on Saturdays, Sundays or legal holidays shall be due on the next business day.

7. Holder shall have the right to terminate this Promissory Note immediately and demand payment of principal sum and interest if Maker should not perform its obligations under this Promissory Note.

8. Protest and notice of demand, notice of dishonor and notice of non-payment and all other notices are hereby waived by Maker, provided, however, that Maker shall be entitled to have all payments made under this Promissory Note noted on the original of the Promissory Note and provided further that Maker shall be entitled to receive the canceled original Promissory Note upon payment in full of all amounts due hereunder.

9. No failure to accelerate the debt evidenced hereby by reason of default hereunder, nor indulgences granted from time to time, shall be construed as a novation of this Promissory Note or as a reinstatement of the indebtedness evidenced hereby or as a waiver of such right of acceleration or of the right of Holder thereafter to insist upon strict compliance with the terms of this Promissory Note.

10. This Promissory Note may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

11. As used herein, the term "Holder" shall be deemed to include its respective heirs, successors, legal representatives and assigns, whether by voluntary action of the parties or by operation of law.

12. The Maker hereby agrees to reimburse the Holder for all expenses (including reasonable attorney's fees) incurred by the Holder in enforcing this Promissory Note.

13. Maker's obligations under this Promissory Note are no longer subject to set off or deduction in accordance with Section 9 of Stock Purchase Agreement, dated April 17, 1997, between the Maker and the Holder.



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14.      The indebtedness evidenced by this instrument is subordinated to any and all obligations of Maker, both secured and unsecured, including but not limited to unsecured cash flow-based loans from a bank or other institutional lender ("Senior Debt").

         Holder shall execute and deliver such further instruments and shall take such further action as may from time to time be necessary in order to carry out the provisions and intent of this subordination, and Holder shall not act or permit any action prejudicial or inconsistent with the priority position of Senior Debt over the indebtedness created by this instrument.

15. This Promissory Note shall be governed by, construed and interpreted as to validity, enforcement and in all other respects in accordance with the laws of Sweden. Any dispute, controversy or claim arising out of or relating to this Promissory Note shall be referred to and finally settled by arbitration in accordance with the rules of the Swedish Act of Arbitration (1929:145) as the law shall from time to time be in effect; provided, however, that the Beneficiary shall always be free to commence proceedings and actions against us before the courts of any other country having or claiming jurisdiction in respect of the Guarantee. The Beneficiary may claim execution of any judgment, award or order in any court or appropriate authority of any country where we have any assets.

16. THE MAKER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY OR RIGHT TO REQUEST A TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS PROMISSORY NOTE.

17. This Note shall replace in its entirety the Maker's original Promissory Note dated April 17, 1997 which shall be returned forthwith by the Holder to the Maker and said Note shall be marked canceled by the Holder and Maker.

IN WITNESS WHEREOF, Maker has executed this Note on August 11, 1999.

AFP IMAGING CORPORATION



____________________________

By:_________________________

Title:______________________